Exhibit 99.1

Conformed Copy

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 12, 2012, by and among NEC TOKIN Corporation, a Japanese corporation with its principal place of business at 7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan (the “Company”), NEC Corporation, a Japanese corporation with its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (“NEC Corporation”), and KEMET Electronics Corporation, a Delaware corporation with its principal place of business at 2835 Kemet Way, Simpsonville, South Carolina 29681 (“Purchaser”).  The Company, NEC Corporation and Purchaser may hereafter be referred to collectively as the “Parties”, or individually as a “Party”.

RECITALS:

WHEREAS, the Parties entered into a Stock Purchase Agreement, dated as of March 12, 2012, (the “Stock Purchase Agreement”); and

WHEREAS, the Parties hereto desire to amend the Stock Purchase Agreement as set forth herein.

AGREEMENT:

In consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties mutually agree as follows:

1.                                      Termination. Section 8.1(e) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

“(e)  Any of the Company, NEC Corporation or Purchaser may terminate this Agreement if the Closing shall not have occurred on or before April 30, 2013, or such later date as the Parties may agree in writing.”

2.                                      Miscellaneous.

2.1                               Governing Law.  This Amendment shall be governed in all respects by the laws of Japan without regards to the principles of conflicts of laws thereof.

2.2                               No Other Amendment or Waiver.  Except as expressly set forth herein, all of the terms and provisions of the Stock Purchase Agreement shall remain in full force and effect and the Parties hereto make no other amendment, alteration or modification of the Stock Purchase Agreement nor do they, nor does any of them, by executing this Amendment, waive any provision of the Stock Purchase Agreement or any right that they or it may have thereunder.

2.3                               Defined Terms.  Capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

2.4                               Counterparts.  This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party; provided that a facsimile signature or portable document format (pdf) or equivalent signature attached to an e-mail shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf or equivalent signature.

<signature pages follow>

IN WITNESS WHEREOF, each of the Company, NEC Corporation and Purchaser has executed this Agreement as of the day first above written.

NEC TOKIN CORPORATION

By:	/s/ Shigenori Oyama
Name: Shigenori Oyama
Title: President

Address for Notice:	7-1, Kohriyama 6-chome
Taihaku-ku, Sendai-shi,
Miyagi 982-8510, Japan

E-mail: f-katakura@ti.jp.nec.com
Attn:	General Manager, Corporate Strategy Division,
NEC Tokin Corporation

NEC CORPORATION

By:	/s/Takayuki Morita
Name: Takayuki Morita
Title: Senior Vice President

Address for Notice:	7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan
E-mail: t-yamamoto@df.jp.nec.com
Attn:	General Manager, Affiliated Company Division
NEC Corporation

KEMET ELECTRONICS CORPORATION

By:	/s/ Per-Olof Loof
Name: Per-Olof Loof
Title: Chief Executive Officer

Address for Notice:	101 NE 3rd Ave., Ste. 1700
Fort Lauderdale, FL 33301 USA

E-mail: jamieassaf@kemet.com
Attn: Vice President and General Counsel